Exhibit 99.2


                                     REPORT


                                     On the


                            Tulameen Mountain Project


           New Westminster, Similkameen Mining Division, B.C., Canada
                                 NTS Map 092H06E
                        Latitude 49(Degree) 25' 19" North
                       Longitude 121(Degree) 08' 10" West


                                       For


                           Treasure Explorations Inc.
                     Suite No. 400, 114 West Magnolia Street
                             Bellingham, Washington
                                     U.S.A.
                                      98225


                                       by


                           Alex Burton P.Eng., P.Geo.
                              Consulting Geologist
                             Burton Consulting Inc.
                               1408 Seventh Avenue
                         New Westminister, B.C., V3M 2K3
                             Phone/Fax 604.525.8403
                                 aburton@shaw.ca




                                  July 14, 2006

                                TABLE OF CONTENTS


SUMMARY......................................................................4
INTRODUCTION.................................................................9
   Purpose of Report.........................................................9
   Sources of Information....................................................9
   Extent of Field Involvement...............................................9
RELIANCE ON OTHER EXPERTS...................................................10
PROPERTY DESCRIPTION AND LOCATION...........................................10
ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE & PHYSIOGRAPHY......12
   Topography, elevation and vegetation.....................................12
   Access to the Property...................................................12
   Proximity to Population Centre...........................................12
   Climate..................................................................12
   Surface Areas............................................................13
HISTORY.....................................................................13
GEOLOGICAL SETTING..........................................................14
DEPOSIT TYPES...............................................................14
MINERALIZATION..............................................................15
EXPLORATION.................................................................15
DRILLING....................................................................15
SAMPLING METHOD AND APPROACH................................................16
SAMPLE PREPARATION, ANALYSES AND SECURITY...................................16
DATA VERIFICATION...........................................................16
ADJACENT PROPERTIES.........................................................17
   U.S. Rambler Showing.....................................................17
   Halls Showing............................................................17
   Argentum Showing.........................................................18
   Summit...................................................................19
   Treasure Mountain........................................................20
MINERAL PROCESSING AND METALLURGICAL TESTING................................21
MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES..............................21
OTHER RELEVANT DATA AND INFORMATION.........................................21
INTERPRETATION AND CONCLUSIONS..............................................22
RECOMMENDATIONS.............................................................23
REFERENCES..................................................................24
Certificate of author Alex Burton...........................................25

                                 LIST OF FIGURES



Figure 1 LOCATION MAP.......................................................6

Figure 2 CLAIM LOCATION MAP.................................................7

Figure 3 REGIONAL GEOLOGY MAP...............................................8

SUMMARY

The Tulameen Mountain Project consists of one Mineral Claim (Tulameen Mountain, Tenure No: 534417) located in the New Westminster, Similkameen Mining Division of British Columbia Canada (Figure 1). The Project area is located approximately 140 km east of Vancouver and 23-km east-northeast of Hope (Figure 2).

Mr. Howard Gelfand, President of Treasure Explorations Inc., owns 100% of the Tulameen Mountain Mineral Claim. The Tulameen Mountain Mineral Claim consists of 16 Cells totaling an area of 336 hectares.

The Blackjack showing is only known mineralized occurrence on the Tulameen Mountain Mineral Claim (Figure 2). THE BLACKJACK SHOWING IS HOSTED BY INTERBEDDED TUFF, QUARTZITE AND ARGILLITE WHICH ARE CROSSCUT BY A COARSE GRAINED, BLACK FELSIC DIKE TRENDING BETWEEN NORTH AND NORTH-NORTHEAST. THE MAIN SHOWING, LOCATED ON THE WEST SIDE OF THE JUNCTION OF DEWDNEY CREEK, IS EXPOSED IN AN OPENCUT ABOUT 6 METERS FROM THE CREEK. DISSEMINATED PYRITE, GALENA AND SPHALERITE OCCURS IN AN OXIDIZED BAND WHICH RANGES FROM 25 TO 30 CENTIMETERS IN WIDTH, AND CONSISTS OF SHEARED AND ALTERED WALLROCK (GOV. OF B.C. MINISTRY OF ENERGY, MINES AND PETROLEUM RESOURCES, MINFILE NO. 092HSW046, DETAIL REPORT).

From the available history of the Tulameen Mountain Mineral Claim area, it appears that the majority of the claim has had no mineral exploration. The known mineralized occurrences are located along the eastern edge of the mineral claim beside Dewdney Creek.

The nearby Treasure Mountain area has been recently explored with mixed results for silver-lead-zinc polymetallic veins.

The Tulameen Mountain Project is located in coarse clastic sedimentary rocks of the Dewdney Creek formation (Figure 3). This formation is known to host polymetallic veins containing silver, lead and zinc.

In the author's opinion, the Tulameen Mountain Project is a worthy exploration target.

A Phase 1 exploratory work program consisting of geological mapping, soil sampling and rock sampling is recommended. Phase 1 will cost $25,200 (USD).

Contingent upon favorable results from Phase 1, A Phase 2 program is also recommended. Phase 2 will consist of a magnetometer survey and trenching, which will cost $30,600 (USD).

FIGURE 1 LOCATION MAP

FIGURE 2 CLAIM LOCATION MAP

FIGURE 3 REGIONAL GEOLOGY MAP

INTRODUCTION

PURPOSE OF REPORT

Mr. Howard Gelfand, President of Treasure Explorations Inc., contracted Alex Burton P.Geo., P.Eng., to examine the company's Tulameen Mountain Project and make recommendations for further exploration and development. The terms of reference used for this report are from the ESTIMATION OF MINERAL RESOURCES AND MINERAL RESERVES BEST PRACTICE GUIDELINES adopted by the CANADIAN INSTITUTE OF MINING AND METALLURGY. This report was also written in accordance with NATIONAL INSTRUMENT 43-101 - STANDARDS OF DISCLOSURE FOR MINERALS PROJECTS.

SOURCES OF INFORMATION

Sources of information noted in the text are ITALICIZED and listed in the References. Notes on Figures 1 through 3 list the sources of the maps. For a glossary of geological terms, I recommend using a computer online search engine such as "Google". Search on "dictionary rocks", then lookup the geological term in question.

EXTENT OF FIELD INVOLVEMENT

I am very familiar with the area around the Tulameen Mountain Mineral Claim. In 1968 I worked at the neighboring Treasure Mountain Mine. The Treasure Mountain Mine is located 6 kilometers to the east of the Tulameen Mountain Mineral Claim.

RELIANCE ON OTHER EXPERTS

The author performed no legal title searches.

PROPERTY DESCRIPTION AND LOCATION

The Tulameen Mountain Project consists of one Mineral Claim (Tulameen Mountain, Tenure No: 534417) located in the New Westminster, Similkameen Mining Division of British Columbia Canada (Figure 1). The Project area is located approximately 140 km east of Vancouver and 23 km east-northeast of Hope (Figure 1).

The Tulameen Mountain Mineral Claim (Tenure No. 534417) was staked on May 26, 2006 using the British Columbia Mineral Titles Online computer Internet system (Figure 2). All claims staked in British Columbia require $0.40 per hectare worth of assessment work to be undertaken in year 1 through 3, followed by $0.80 per hectare per year thereafter. Mr. Howard Gelfand, President of Treasure Explorations Inc., owns 100% of the Tulameen Mountain Mineral Claim. The Tulameen Mountain Mineral Claim consists of 16 Cells totaling an area of 336 hectares.

A logging road up Dewdney Creek provides access to the northeast corner of the mineral claim. Much of the area has been logged.

The Blackjack showing is located on the northeast corner of the Tulameen Mountain Mineral Claim (Figure 2).

The Blackjack showing is hosted by interbedded tuff, quartzite and argillite which are crosscut by a coarse grained, black felsic dike trending between north and north-northeast. The main showing, located on the west side of the junction of Dewdney Creek, is exposed in an opencut about 6 meters from the creek.

Disseminated pyrite, galena and sphalerite occurs in an oxidized band which ranges from 25 to 30 centimeters in width, and consists of sheared and altered wallrock (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW046, Detail Report).

There are no known environmental liabilities.

No permits have been applied for or acquired for the proposed work.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE & PHYSIOGRAPHY

TOPOGRAPHY, ELEVATION AND VEGETATION

The Tulameen Mountain Mineral Claim is located within the Hozameen Range, which is characterized by high, rugged mountains separated by narrow, deeply incised valleys. The mineral claim is situated on the northwest flank of the Tulameen Mountain.
Elevations on the mineral claim range from 900 meters in the Dewdney Creek on the northeast portion, to over 1800 meters on the southwest corner.

ACCESS TO THE PROPERTY

The mineral claim is accessible from the Coquihalla Highway at the Carolin Mine turnoff, approximately 21-road kilometers northeast of Hope (Figure 1). From the highway turnoff, another 12 kilometers is traveled along a logging road up Dewdney Creek. The lower part of the logging road is in good condition, but the remainder has several poor sections. A four-wheel drive vehicle is required to travel the latter part of the road.

PROXIMITY TO POPULATION CENTRE

The City of Hope is closest major population center. Travelling by car, the Tulameen Mountain Mineral Claims are located about 33 Kilometers by road to Hope. Vancouver is about 150 kilometers east of Hope.

CLIMATE

Snow normally covers the claims from the end of September to late June.

SURFACE AREAS

The lower part of the valley along Dewdney Creek has been logged. The Upper slopes of the valley are partly logged in areas.

HISTORY

The general area of the Tulameen Mountain Mineral Claim was explored intermittently from the late 1800's to the present times. Most of the exploration and mining activity was concentrated on Treasure Mountain located to the east of the Tulameen Mountain Mineral Claim (Figure2).
The Blackjack Showing is located on the northeast corner of the Tulameen Mountain Mineral Claim (Figure 2). The Blackjack showing is first mentioned in the 1913 British Columbia Mines Annual Report. It is reported to have a vein structure mineralized with small amounts of pyrite, marcasite, galena and sphalerite.

In the mid 1980's Silver Saddle Mines Limited, conducted prospecting and geological mapping on the easterly adjoining and overlapping Argentum claim (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, Geological Branch Assessment Report 14,714 and 17,117). On the Blackjack showing a 0.2 meter chip sample from a leached contact zone assayed 23.31 grams silver per tonne (GOV. OF B.C. MINISTRY OF ENERGY, MINES AND PETROLEUM RESOURCES, MINFILE NO. 092HSW046, DETAIL REPORT).

GEOLOGICAL SETTING

The area is underlain by Lower-Middle Jurassic Dewdney Creek Formation (Ladner Group) tuffaceous sediments comprised of volcanic sandstone, siltstone, wacke, tuff, and argillite with interlayered fossiliferous limestone. These rocks are separated from the Lower-Upper Cretaceous Pasayten Group sediments to the east, by the major northwest trending Chuwanten fault.

The Blackjack showing is hosted by interbedded tuff, quartzite and argillite which are crosscut by a coarse grained, black felsic dike trending between north and north-northeast. The main showing, located on the west side of the junction of Dewdney Creek, is exposed in an opencut about 6 meters from the creek. Disseminated pyrite, galena and sphalerite occurs in an oxidized band which ranges from 25 to 30 centimeters in width, and consists of sheared and altered wallrock.

Another showing, located about 500 meters south of the creek junction, occurs in courser grained sediments. The same black, felsic dike crosscuts these bedded sediments nearly at right angles. On both sides of the dike, which averages 6 meters in width, mineralization consists of disseminated galena and sphalerite. The contacts are highly altered with oxidized and leached wallrock averaging 0.5 meters in width. In 1985, a 0.2 - meter sample from this leached zone assayed
23.31 grams per tonne silver (Assessment Report 14714). (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW046, Capsule Geology).

DEPOSIT TYPES

A vein, stockwork type deposit similar to the nearby Treasure Mountain mine is being explored for (Figure 2). The origin of the deposit is classified as hydrothermal and epigenetic, with carbonate and chloritic alteration. The polymetallic veins contain silver, lead, zinc and minor amounts of gold

MINERALIZATION

The Blackjack showing is only known mineralized occurrence on the Tulameen Mountain Mineral Claim. The Blackjack showing is hosted by interbedded tuff, quartzite and argillite which are crosscut by a coarse grained, black felsic dike trending between north and north-northeast. The main showing, located on the west side of the junction of Dewdney Creek, is exposed in an opencut about 6 meters from the creek. Disseminated pyrite, galena and sphalerite occurs in an oxidized band which ranges from 25 to 30 centimeters in width, and consists of sheared and altered wallrock. Another showing, located about 500 meters south of the creek junction, occurs in courser grained sediments. The same black, felsic dike crosscuts these bedded sediments nearly at right angles. On both sides of the dike, which averages 6 meters in width, mineralization consists of disseminated galena and sphalerite. The contacts are highly altered with oxidized and leached wallrock averaging 0.5 meters in width. In 1985, a 0.2 - meter sample from this leached zone assayed 23.31 grams per tonne silver (Assessment Report 14714). (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW046, Capsule Geology)

EXPLORATION

The nature of all relevant work to date on the Maple Mountain Project has been;

1.   the gathering of all past information,

2.   reviewing and analyzing the information, and

3.   the writing of this report.

DRILLING

No drilling was done on the Tulameen Mountain Project.

SAMPLING METHOD AND APPROACH

No sampling was done on the Tulameen Mountain Project

SAMPLE PREPARATION, ANALYSES AND SECURITY

This section is not applicable to this report.

DATA VERIFICATION

The sources of information, which are not based on personal examination, are quoted in the report and listed in the references. The information provided by the various parties is to the best of my knowledge and experience correct.

ADJACENT PROPERTIES

U.S. RAMBLER SHOWING

The U.S. Rambler showing is located adjacent to the northeast corner of the Tulameen Mountain Mineral Claim (Figure 2).

The U.S. Rambler showing occurs in bedded quartzite which strikes 015 degrees. There is minor shearing along the bedding planes. The rock is altered and oxidized with extensive limonitic staining. Vein filling along these shears is comprised mainly of altered hostrock and contains disseminated pyrite, galena and sphalerite.

In 1913, a 15-meter adit was driven along on along one of these shears and a 0.76-meter sample taken near the face of the tunnel assayed trace gold and 17.14 grams per tonne silver. In 1985, a 10-centimeter sample taken 100 meters east of the main fork of Dewdney Creek from the oxidized shears along the bedding planes, yielded 15.43 grams per tonne silver (Assessment Report 14714). (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW045, Capsule Geology)

HALLS SHOWING

The Halls showing is located about 1-1/2 kilometers east of the Tulameen Mountain Mineral Claim (Figure 2).

The Halls showing is hosted by bedded quartzite which trends 090 degrees. The quartzite consists of alternating grey and limonitic bands which are highly fractured and blocky in places. Fine-grained pyrite is disseminated throughout the grey bands while the oxidized limonitic bands host some disseminated sphalerite and galena. Several opencuts were excavated in the oxidized bands. In 1913, a sample taken across1.2 meters assayed 0.69 grams per tonne gold and 24.0 grams per tonne silver (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW047, Capsule Geology).

ARGENTUM SHOWING

The Argentum showing is located approximately 2 kilometers east of the Tulameen Mountain Mineral claim (Figure 2).

The Argentum occurrence is underlain by north-northwest striking (340-350 degrees), west dipping (60 degrees) volcanic sediments consisting of sandstone, conglomerate, agglomerate, tuff and argillaceous tuff intruded by dioritic sills and dikes. Shearing along dike contacts is sometimes accompanied by a narrow zone of quartz veinlets. The hostrocks belong to the Dewdney Creek Formation. Pyrrhotite and lesser pyrite are commonly disseminated throughout these lithologies. The tuffs and argillaceous tuffs are distinctive units in that they contain limonite coatings along fracture planes and have a higher percentage of pyrrhotite and pyrite. A fault is evidenced by offsets of some rock units. Some minor shears occur in the volcanic sandstone, tuffaceous argillite and argillite units. The shears are highly fractured and oxidized and contain sparse pyrite, sphalerite and galena. Locally, unmineralized quartz veins to 25 centimeters wide also occur. Rock chip samples from the mineralized shear zones assayed up to 70.95 grams per tonne silver (Assessment Report 14714). (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW153, Capsule Geology).

SUMMIT

The Summit property, a past underground producer is located 31/2kilometers east of the Tulameen Mountain Mineral Claims (Figure 2).

In 1951, 18 tonnes were mined and milled from the Summit property. Recovery was 14,867 grams of silver (826 grams Ag per tonne), 3,079 kilograms lead (17% Pb), and 2,675 kilograms zinc (15% Zn). (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092Hsw023, Summary Production).

In 1988, mineral exploration work consisting of geochemical, geophysical, geological and trenching was performed on the Summit property. The summary from ASSESSMENT REPORT 18,111 is as follows;

The subject property is underlain by tuffaceous and pelitic sediments of the Upper Jurassic Dewdney Creek Group. Mineralization is generally consistent in character throughout the area. It consists of silver-bearing sulfides in quartz carbonate veins localized along locally prominent, steeply dipping fault structures, subsidiary faults and tension fractures. The veins varies in width and usually consist of a central core of massive sulfides with veinlets and disseminations distributed outward.

The 1988 geochemistry survey delineated 8 anomalous zones, 7 of which have coincident EM conductors. The Basil Vein, discovered during this year's program, is located within one of these anomalous zones. The size and intensity of the anomaly indicates a larger structure than the Basil Vein or perhaps series of parallel structures.

The trenching program exposed the Indiana vein for 390 meters and sampling of the trenches have shown that the vein is mineralized, though in varying degrees, throughout the entire exposed strike length.

TREASURE MOUNTAIN

The Treasure Mountain Mine is located 6 kilometers east of the Tulameen Mountain Mineral Claim.

The first significant underground work was done from 1909 to 1912. Work ceased in the area during World War I. From 1929 to 1932, 1,148 tonnes of ore were mined from the Treasure Mountain mine. No further production was recorded until 1988 when another 362 tonnes were mined. Of the total 1510 tonnes mined from the Treasure Mountain Mine, 1,283 tonnes were milled. The 1,283 milled tonnes produced 2,186,372 grams of silver (1,704 grams Ag / tonne), 93 grams gold (
0.07 grams Au / tonne), 292,342 kilograms lead (22.8 % Pb), 64,582 kilograms zinc (5.0% Zn),(Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW016, Production Detail Report).

In 1988 Huldra Silver Inc. reported for the Treasure Mountain Mine combined reserves (probable / possible / inferred) in all zones totaling 160,000 tonnes. The grade reported is 850 grams silver per tonne, 4.0 % lead and 5.0 % Zn. A cutoff grade of 500 grams per tonne equivalent silver was used. (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW016, Inventory Detail Report).

NOTE: Mineral Resources and Mineral Reserves NOT compliant with National Instruments 43-101 standards.

MINERAL PROCESSING AND METALLURGICAL TESTING

No metallurgical testing done.

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

No Mineral Resource or Mineral Reserve estimates.

OTHER RELEVANT DATA AND INFORMATION

None

INTERPRETATION AND CONCLUSIONS

From the available history of the Tulameen Mountain Mineral Claim area, it appears that the majority of the claim has had no mineral exploration. The known mineralized occurrences are located along the eastern edge of the claim beside Dewdney Creek.

The nearby Treasure Mountain area has been recently explored with mixed results for silver-lead-zinc polymetallic veins.

The Tulameen Mountain Project is located in coarse clastic sedimentary rocks of the Dewdney Creek formation (Figure 3). This formation is known to host polymetallic veins containing silver, lead and zinc.

In the author's opinion, the Tulameen Mountain Project is a worthy exploration target.

RECOMMENDATIONS

The following work program is recommended for the Tulameen Mountain Project. Phase 1 of the work program will consist of geological mapping, soil sampling and rock sampling.
                                 PHASE 1 BUDGET

     Geologist 12 days @ $700/day            $ 8,400
     Technologist 12 days @ $300/day         $ 3,600
     Vehicle 12 days @ $100/day              $ 1,200
     Rock Samples 20 @ $50 each              $ 1,000
     Soil Samples 100 @ $40 each             $ 4,000
     Expenses, food, field supplies          $ 4,000
     Report                                  $ 3,000
                                             -------
           TOTAL (US DOLLARS)                $25,200
                                             =======

Contingent upon favorable results from Phase 1, the following Phase 2 work program is recommended. Phase 2 will consist of a magnetometer survey and trenching.
                                 PHASE 2 BUDGET

     Bond                                    $ 5,000
     Geologist 6 days @ $700/day             $ 4,200
     Technologist 6 days @ $300/day          $ 1,800
     Vehicle 6 days @ $100/day               $   600
     Magnetometer Survey                     $ 5,000
     Excavator 2 days @ $1500/day            $ 3,000
     Rock Samples 100 @ $50 each             $ 5,000
     Expenses, food, field supplies          $ 3,000
     Report                                  $ 3,000
                                             -------
           TOTAL (US DOLLARS)                $30,600
                                             =======

REFERENCES

Chung, P.L., Geochemical, Geophysical, Geological and Trenching Report on the Summit Camp Property, Harrisburg-Dayton Resource Corp., Geological Branch Assessment Report 18,111

Government of British Columbia Ministry of Energy, Mines and Petroleum
         Resources, MINFILE No. 092HSW023, 092HSW045, 092HSW046,
         092HSW047,092HSW153, 092HSW016,

Jones, H.M., 1987, A GEOLOGICAL REPORT ON THE ARGENTUM CLAIM, Silver Saddle
         Mines Ltd., Geological Branch Assessment Report 17,117

Rodstrom, H.J., 1985, PROSPECTING REPORT, Silver Saddle Mines Ltd.,
         Geological Branch Assessment Report 14,714

Certificate of author Alex Burton

I, Alex Burton, Consulting Geologist hereby certify that:

1. I have a consulting office at 1408 7 Avenue, New Westminster, B.C., Tel and fax 604 525 8403. email: aburton@shaw.ca

2. I am a graduate geologist from the University of British Columbia. Further, I am registered as both a Professional Engineer and Professional Geoscientist with the Association of Professional Engineers and Geoscientists of B. C., #6262. I am also a Life Member of the Canadian Institute of Mining and Metallurgy, and the Association of Geoscientists for International Development. I am a founding member of the Association of Applied Geochemists.

3. I have practiced my profession for over fifty years, both as a manager of exploration for major international mining companies, and as an independent consultant, and have written many qualifying reports.

4. As a result of my experience and qualifications I am a Qualified Person as defined in National Instrument 43-101.

5. I have no interest in the "Tulameen Mountain Project" or in Treasure Explorations Inc., nor do I expect to receive any such interest.

6. I am very familiar with the area around the Tulameen Mountain Mineral Claim. In 1968 I worked at the neighboring Treasure Mountain Mine.

7. As of the date of this certificate, to the best of my knowledge, information, and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

This report titled Tulameen Mountain Project has been prepared for Treasure Explorations Inc. Permission is hereby granted to Treasure Explorations Inc. for the inclusion of this report in support of any filings with the US SEC, and/or other regulatory bodies.

Dated this 14th day of July, 2006 in New Westminster, B. C. CANADA



/s/ Alex Burton P.Eng., P.Geo.               [SEAL]
-------------------------------------
Alex Burton P.Eng., P.Geo.
Consulting Geologist